Exhibit 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                             BLUESTONE VENTURES INC.

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        FIRST: The name of this corporation is:

                             BLUESTONE VENTURES INC.

        SECOND: Its principal office in the State of Nevada is located at 502 East John Street, Carson City, Nevada, 89706. The name and address of its resident agent is CSC Services of Nevada, Inc., at the above address.

        THIRD: The nature of the business or objects or purposes proposed may be organized under the General Corporation Law of the State of Nevada;

               To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

        FOURTH: The total authorized capital stock of the corporation is 70,000,000 shares of common and 5,000,000 shares of preferred all with a par value of $.001 per share.

        FIFTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced less than one unless there is less than one stockholder.

The name and post office address of the first board of directors, which shall be three in number, is as follows:

NAME                           POST OFFICE ADDRESS

Randy White                    3287 Highland Blvd., N.
                               Vancouver, B.C. V7R 2X7
                               Canada

Edward D. Wong                 PO Box 27581
                               Oakridge Postal Station
                               Vancouver, B.C. V5Z4M4
                               Canada

Yau Guang Luo                  807 W 68th Ave
                               Vancouver, B.C. V6P 2V1
                               Canada

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        SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

        SEVENTH: The name and post office address of the incorporator signing the articles of incorporation is as follows:

        NAME                   POST OFFICE ADDRESS

        C. Woodgate            502 E. John Street, Room E
                               Carson City NV  89706

        EIGHTH: The corporation is to have perpetual existence.

        NINTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-laws of the corporation.

        TENTH: Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

        ELEVENTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

        I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this tenth day of July, A.D. 2000.

                                                       /s/ C. Woodgate
                                                       -------------------------
                                                       C. Woodgate, Incorporator

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              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.      Name of corporation: Bluestone Ventures Inc.

2. The articles have been amended as follows (provide article numbers, if available):

        FIRST:      The name of the corporation is: Electronic Sensor
                    Technology, Inc.

        FOURTH: The total authorized capital stock of the corporation is 200,000,000 shares of common and 50,000,000 shares of preferred all with a par value of $.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 3 million shs (57.24%).

4.      Effective date of filing (optional): 1/26/2005

5.      Officer Signature (required):               /s/ Edward Wong
                                                    -----------------------
                                                    Edward Wong, President